Exhibit 4.1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. [__]	$[__]

CUSIP No: 92343V HP2

ISIN No: US92343VHP22

Verizon Communications Inc.

6.050% Fixed-to-Fixed Rate Junior Subordinated Notes due 2058

Verizon Communications Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [__] ($[__]) on May 14, 2058, and to pay interest on said principal sum from May 14, 2026, or from the most recent interest payment date to which interest has been paid or duly provided for, semiannually in arrears on May 14 and November 14 in each year, subject to the Company’s right to defer interest payments described herein, commencing November 14, 2026, at the rate described below until the principal hereof shall have become due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum.

The Company shall pay interest on this Debt Security (i) from, and including, the original issuance date to, but excluding, May 14, 2033 (the “First Reset Date”) at a rate equal to 6.050% per year; (ii) from, and including, the First Reset Date to, but excluding, May 14, 2038 (the “First Step-Up Date”) at a rate per year equal to the Five-Year U.S. Treasury Rate plus a spread of 1.813% (the “ Spread to Benchmark”); (iii) during each Reset Period from, and including, the First Step-Up Date to, but excluding May 14, 2053 (the “Second Step-Up Date), at a rate per year equal to the applicable Five-Year U.S. Treasury Rate plus the Spread to Benchmark plus 0.25%; and (iv) during each Reset Period from, and including the Second Step-Up Date to, but excluding, the maturity date, at a rate per year equal to the applicable Five-Year U.S. Treasury Rate plus the Spread to Benchmark plus 1.00%.

The applicable interest rate for each Reset Period shall be determined by the calculation agent (as defined below), as of the applicable Reset Determination Date, in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next applicable Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the relevant Reset Determination Date as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next applicable Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the applicable Reset Date following the next succeeding relevant Reset Determination Date, and (B) the other maturing as close as possible to, but later than, the applicable Reset Date following the next succeeding relevant Reset Determination Date, in each case for the five consecutive Business Days immediately prior to the relevant Reset Determination Date as published under the heading “Treasury Constant Maturities” in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior relevant Reset Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the relevant Reset Determination Date preceding the applicable First Reset Date, then the interest rate applicable for the applicable Reset Period beginning on and including the applicable First Reset Date will be deemed to be 6.050% per year.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Calculation agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Debt Securities at such time. Unless the Company has validly called all of the outstanding Debt Securities for redemption on a redemption date occurring on or prior to the First Reset Date, it will appoint a calculation agent for the Debt Securities prior to the applicable Reset Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Debt Securities for redemption on a redemption date occurring on or prior to the First Reset Date, but the Company does not redeem all of the outstanding Debt Securities on such redemption date, it will appoint a calculation agent for the Debt Securities as promptly as practicable after such proposed redemption date and such calculation agent shall enter into a calculation agent agreement, or similar agreement, with us defining and governing the rights and duties of the calculation agent. The Company may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of the Debt Securities when so required). The Company may appoint itself or any of its affiliates as, and the Company or any of its affiliates may serve as, the calculation agent.

“Reset Date” means the First Reset Date and May 14 of every fifth anniversary thereof.

“Reset Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

The interest installment so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture hereinafter referred to, be paid to the person in whose name this Debt Security (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be May 1 or November 1, as the case may be (whether or not a Business Day), next preceding such interest payment date. However, interest that the Company pays on the maturity date shall be payable to the person to whom the principal hereof shall be payable. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such regular record date, and may be paid to the person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Debt Securities as provided in the Indenture, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

If interest or principal is payable on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, as if made on the date such payment was due, and no interest shall accrue on such payment for the period from and after such due date to the date of such payment on the next succeeding Business Day. The principal of and the interest on this Debt Security shall be payable at the office or agency of the Company maintained for that purpose in the City of New York, State of New York, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register.

This Debt Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

So long as no Event of Default with respect to the Debt Securities has occurred and is continuing, at the Company’s option, the Company may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Debt Securities for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the Debt Securities, an “Optional Deferral Period”).

A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date or redemption date, if earlier, of the Debt Securities, and the Company may not begin a new Optional Deferral Period, and may not pay current interest on the Debt Securities, until the Company has paid all accrued interest on the Debt Securities from the previous Optional Deferral Period. The Company may elect, at its option, to extend any Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 10 consecutive years or extend beyond the maturity date or redemption date, if earlier, of the Debt Securities. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period.

Any deferred interest on the Debt Securities will accrue additional interest at a rate equal to the interest rate then applicable to the Debt Securities to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Debt Securities, including any additional interest accrued on the deferred interest, the Company can again defer interest payments on the Debt Securities as described above, but not beyond the maturity date or redemption date, if earlier, of the Debt Securities.

The Company will give the Trustee written notice of its election to begin, shorten or extend, an Optional Deferral Period at least five Business Days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to holders of the Debt Securities of the next succeeding interest payment date or the record date therefor, respectively, which shall contain an instruction for the Trustee to forward such notice to the holders of the Debt Securities. However, the Company’s failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the Debt Securities unless the Company pays such interest within five Business Days after the interest payment date, whether or not the Company provides a notice of deferral.

The record date for the payment of deferred interest and, to the extent permitted by applicable law, any additional interest on the deferred interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

During an applicable Optional Deferral Period, subject to the next succeeding sentence, the Company shall not:

(i)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock;

(ii)

make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of its debt securities that rank equally with, or junior to, the Debt Securities in right of payment (including debt securities of other series issued under the indenture); or

(iii)	make any payments with respect to any guarantee by the company of any indebtedness if such guarantee ranks equally with or junior to the Debt Securities in right of payment.

However, the foregoing provisions shall not prevent or restrict the Company from making:

(a)	purchases, redemptions or other acquisitions of its capital stock in connection with:

(1)

any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of the Company or any of its subsidiaries or affiliates;

(2)

the satisfaction of its obligations pursuant to any contract or security entered into prior to the beginning of such deferral period either (a) in the ordinary course of business or (b) other than in anticipation of the commencement of the Optional Deferral Period; or

(3)	a dividend reinvestment or shareholder purchase plan;

(b)

any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of its capital stock;

(c)

any exchange, redemption or conversion of any class or series of its capital stock, or the capital stock of one of its subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock;

(d)

any purchase, redemption or other acquisition of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(e)

any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;

(f)

any payment, dividend or distribution made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(g)

payments on the Debt Securities, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes or other debt securities, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Debt Securities, made pro rata to the amounts due on such indebtedness, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(h)	any payment on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause the Company to breach the terms of the instrument governing such parity securities; or

(i)	make any regularly scheduled dividend or distribution payments declared prior to the date that the Optional Deferral Period commences.

The Debt Securities are subordinate and rank junior in right of payment to all of Verizon Communications Inc.’s Senior Indebtedness (as defined below) and rank pari passu to any current or future unsecured subordinated indebtedness that the Company may incur from time to time if the terms of such indebtedness provide that it ranks equally with the Debt Securities in right of payment.

The holders of all Senior Indebtedness are first entitled to receive payment of the full amount unpaid on Senior Indebtedness before the holders of the Debt Securities are entitled to receive a payment on account of the principal or interest on the Debt Securities in the following circumstances:

(a)

upon any distribution of the Company’s assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings of the Company; or

(b)

if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or any other default having occurred concerning any Senior Indebtedness, which permits the holder or holders of any Senior Indebtedness to accelerate the maturity of any Senior Indebtedness with notice or lapse of time, or both. Such a default must have continued beyond the grace period, if any, provided for such default, and such a default shall not have been cured or waived or shall not have ceased to exist.

“Finance Lease Obligations” means with respect to any person any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles (“GAAP”); the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Synthetic Lease Obligation” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Senior Indebtedness” means all of the Company’s obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(i)

all of the Company’s obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds, commercial paper or other securities or instruments;

(ii)	all of the Company’s Finance Lease Obligations and Synthetic Lease Obligations (each as defined above);

(iii)	all of the Company’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;

(iv)

all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of the Company’s subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(v)

all of the Company’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Company incurred solely to act as a hedge against increases in interest rates that may occur under the terms of the Company’s other outstanding variable or floating rate indebtedness;

(vi)

all obligations of the types referred to in clauses (i) through (v) above of another person which the Company has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(vii)	all of the Company’s compensation and reimbursement obligations to the Trustee pursuant to certain terms of the Indenture; and

(viii)

all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by the Company of any such Senior Indebtedness referred to in clauses (i) through (vii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced Senior Indebtedness);

provided, however, that the following shall not constitute Senior Indebtedness:

(a)	trade accounts payable and accrued liabilities arising in the ordinary course of business or

(b)

any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to or is equal in right of payment and upon liquidation with the Debt Securities.

As used herein, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York, State of New York.

The provisions of this Debt Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: May 14, 2026

VERIZON COMMUNICATIONS INC.

By:
Name: Caroline Armour
Title: Senior Vice President and Treasurer

Signature Page – Notes

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. Bank Trust Company, National Association

as Trustee, Authenticating Agent and

Security Registrar

By
Authorized Signatory

Dated: May 14, 2026

Signature Page – Notes

(FORM OF REVERSE OF DEBT SECURITY)

This Debt Security is one of a duly authorized series of Securities of the Company, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of December 1, 2000, duly executed and delivered by the Company (as successor in interest to Verizon Global Funding Corp.) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”), as amended and supplemented (the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities. By the terms of the Indenture, the Securities are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as in the Indenture provided. This Debt Security is one of the series designated on the face hereof (the “Debt Securities”) unlimited in aggregate principal amount.

Beneficial interests in this global Debt Security may be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. This global Debt Security shall be exchangeable for Debt Securities in definitive form registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Company that it is unwilling or unable to continue as the Depository or if at any time such Depository is no longer registered as a clearing agency or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute and a successor depository is not appointed by the Company within 90 days or (ii) the Company executes and delivers to the Trustee an Officers’ Certificate that this global Debt Security shall be so exchangeable. To the extent that this global Debt Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Debt Securities registered in such names as the Depository shall direct. Debt Securities represented by this global Debt Security that may be exchanged for Debt Securities in definitive form under the circumstances described in this paragraph will be exchangeable only for Debt Securities in definitive form issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notwithstanding any other provision herein, this global Debt Security may not be transferred except as a whole by the Depository to a successor or to a nominee of such Depository or its successor or by a nominee of such Depository to such Depository or its successor or to another nominee of such Depository or its successor.

In case an Event of Default with respect to the Debt Securities under sub-clause (i), (ii) or (iv) in the immediately succeeding paragraph, shall have occurred and be continuing, the principal of all of the Debt Securities and any accrued interest thereon (including, for the avoidance of doubt, any Additional Interest (as defined below)) may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. Notwithstanding the foregoing, if the Company fails to perform any covenant, other than the covenant to pay interest when due or pay premium or any principal when due, neither the Trustee nor holders of the Debt Securities will be entitled to declare the principal amount of the Debt Securities and any accrued interest thereon (including, for the avoidance of doubt, any Additional Interest) immediately due and payable.

An “Event of Default” means (i) the failure to pay interest on the Debt Securities for 90 days after payment is due, taking into account any Optional Deferral Period; (ii) the failure to pay principal or any premium on the Debt Securities when due; (iii) failure to perform any other covenant relating to the Debt Securities for 90 days after notice to the Company; and (iv) certain events of bankruptcy, insolvency and reorganization specified in Sections 501(4) and 501(5) of the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Securities; provided, however, that no such supplemental indenture shall, among other things, (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of Debt Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Debt Security then outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the holders of Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered holder of this Debt Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debt Security and of any Debt Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debt Security.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debt Security at the times and place and at the rate and in the money herein prescribed.

The Debt Securities are issuable as registered Debt Securities without coupons.

The Debt Securities shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Debt Securities may be exchanged, upon presentation thereof for that purpose, at the office or agency of the Company in the City of New York, State of New York, for other Debt Securities of authorized denominations, and for a like aggregate principal amount and series, and upon payment of a sum sufficient to cover any tax or other governmental charge in relation thereto.

The Debt Securities may be redeemed at the Company’s option, in whole or in part, at any time on giving not less than 10 nor more than 60 days’ notice to the holders given as provided in the Indenture, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 100% of the principal amount of the Debt Securities (i) on any day during the period commencing on and including February 14, 2033 (the “First Par Call Date”) and ending on and including the First Reset Date (such period, the “First Par Call Period”), and (ii) on any interest payment date after the First Reset Date (any such date, together with each date in the First Par Call Period, a “Par Call Date”); plus in either case, accrued and unpaid interest thereon (including, for the avoidance of doubt, any arrears of interest, including additional interest, outstanding on the date of redemption (such arrears of interest, “Additional Interest”)).

On any day other than a Par Call Date, the Debt Securities may be redeemed at the Company’s option, in whole or in part, not less than 10 nor more than 60 days’ notice to the holders given as provided in the Indenture, at a “make-whole” redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Debt Securities being redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such series of Debt Securities (exclusive of such interest accrued to the date of redemption and any Additional Interest), assuming for such purpose that the Debt Securities matured on the next succeeding Par Call Date, discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, plus accrued and unpaid interest thereon (including for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding the redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time, on the calculation date. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, on the calculation date of such United States Treasury security, and rounded to three decimal places.

The Debt Securities may be redeemed by the Company in whole, but not in part, at any time on giving not less than 10 nor more than 60 days’ notice to the holders given as provided in the Indenture, at any time following the occurrence of a Tax Event (as defined below) at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 100% of the principal amount of the Debt Securities, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Tax Event” means the Company has received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debt Securities, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known, in each case after the date of the prospectus supplement, there is more than an insubstantial risk that interest payable by the Company on the Debt Securities is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes. The Trustee shall not be charged with knowledge of whether a Tax Event has occurred.

The Debt Securities may be redeemed by the Company in whole, but not in part, at any time on giving not less than 10 nor more than 60 days’ notice to the holders given as provided in the Indenture, at any time following the occurrence of a Rating Agency Event at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 102% of the principal amount of the Debt Securities, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Rating Agency Event” means as of any date, a change, clarification, or amendment in the methodology in assigning equity credit to securities such as Debt Securities published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the date of the prospectus supplement, in the case of any rating agency that published a rating for the Company as of the date of the prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after the date of the prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Debt Securities by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Debt Securities as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Debt Securities by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

In the event of redemption of this Debt Security in part only, a new Debt Security of like tenor for the unredeemed portion hereof and otherwise having the same terms as this Debt Security shall be issued in the name of the holder hereof upon the presentation and surrender hereof.

In the case of a partial redemption, selection of the Debt Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Debt Securities of a principal amount of $2,000 or less will be redeemed in part. If any Debt Security is to be redeemed in part only, the notice of redemption that relates to the Debt Security will state the portion of the principal amount of the Debt Security to be redeemed. A new Debt Security in a principal amount equal to the unredeemed portion of the Debt Security will be issued in the name of the holder of the Debt Security upon surrender for cancellation of the original Debt Security. For so long as the Debt Securities are held by DTC (or another Depositary), the redemption of the Debt Securities shall be done in accordance with the policies and procedures of the Depositary.

Notwithstanding any provision elsewhere in this global Debt Security or the Indenture to the contrary, installments of interest on the Debt Securities that are due and payable on any interest payment date falling on or prior to a redemption date will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Debt Securities hereunder and the Indenture, except that, if the redemption date for any Debt Securities falls on any day during an Optional Deferral Period, accrued and unpaid interest on the Debt Securities to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of the Debt Securities. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period, will not be deemed to fall on a day during such Optional Deferral Period. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debt Securities or portions thereof called for redemption.

In addition, the Company may, at any time, purchase all or some of the Debt Securities by tender, in the open market or by private agreement, subject to applicable law.

As provided in the Indenture and subject to certain limitations therein set forth, this Debt Security is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Debt Security for registration of transfer at the office or agency of the Company in the City of New York, State of New York, accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Security Registrar duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debt Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Debt Security, the Company, the Trustee, any Paying Agent and any Security Registrar for the Debt Securities may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar for the Debt Securities) for the purpose of receiving payment of or on account of the principal hereof and (subject to Section 310 of the Indenture) interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar for the Debt Securities shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of, or the interest on, this Debt Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Depository by acceptance of this global Debt Security agrees that it will not sell, assign, transfer or otherwise convey any beneficial interest in this global Debt Security unless such beneficial interest is in an amount equal to an authorized denomination for Debt Securities of this series.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Indenture.